Exhibit 99.1

enherent Corp. Announces Improved Results

FOR IMMEDIATE RELEASE

Windsor, CT (May 5, 2004) – enherent Corp.  (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenues for the first quarter ending March 31, 2004 of $2.9 million compared to revenues of $3.7 million in the quarter ended March 31, 2003. Revenues for the previous quarter ended December 31, 2003 were $2.6 million.  The Company reported a lower net loss applicable to common stock of approximately $348,000 or $(0.02) per share for the first quarter as compared to approximately $642,000 or $(0.04) per share for the first quarter of 2003. The net loss applicable to common stock for the fourth quarter ended December 31, 2003 was approximately $352,000 or $(0.02) per share.

In addition, the Company reported cash and cash equivalents of $2.1 million as of March 31, 2004 compared to $2.7 million as of December 31, 2003.

Doug Catalano, Chairman, CEO and President of the Company noted “We recorded the first quarter-to-quarter revenue growth for enherent in over five years.  Also, we earned virtually the same amount of gross profit in this quarter on $2.9 million of revenue as we did on $3.7 million revenue in the first quarter of 2003.  Gross profit margin for this quarter was 25% compared to 20% in the previous year’s first quarter.  The drop in cash was due primarily to the use of working capital to fund revenue growth.  These results are reflective of our efforts to rebuild and improve our sales and recruiting engines and streamline operations as well as an increase in market activity.  We will continue to make investments in our sales model, while focusing on client satisfaction and improving shareholder value.”

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm providing its clients with staffing and consultative resources either on a temporary or permanent basis and a provider of solutions outsourcing involving software development or IT operational services.  enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered outside of Hartford, Connecticut, and its customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises.  The company operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, future demand for the Company’s services; general economic, market and business conditions; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

fnorvell@enherent.com

(860) 687 – 2215

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and equivalents	$2,146	$2,669
Accounts receivable, net of allowance of $16 at December 31, 2003 and $57 at December 31, 2002	1,725	1,263
Prepaid expenses and other current assets	232	141
Total current assets	4,103	4,073

Fixed assets, net	119	159
Other assets	50	50
Total assets	$4,272	$4,282

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$498	$327
Accrued compensation	391	302
Accrued expenses	301	362
Current portion of capital lease obligations	4	5
Deferred revenue	47	57
Total current liabilities	1,241	1,053

Deferred rent	19	27
Total liabilities	1,260	1,080

Commitments and contingencies

Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding - 7,000,000 shares at December 31, 2003 and 2002	6,278	6,124

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,567,977 shares; outstanding - 17,718,854 shares at March 31, 2004 and issued - 19,401,311 shares; outstanding – 17,552,188 shares at December 31, 2003	19	19
Additional paid-in capital	94,427	94,423
Treasury stock, at cost - 1,849,123 shares at March 31, 2004 and December 31, 2003	(366)	(366)
Accumulated deficit	(97,346)	(96,998)
Total common stockholders’ deficit	(3,266)	(2,922)

Total liabilities and stockholders’ deficit	$4,272	$4,282

enherent Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2004	2003

Revenues	$2,912	$3,653
Cost of revenues	2,181	2,915
Gross profit	731	738

Selling, general and administrative expenses	925	1,248
Loss from operations	(194)	(510)

Other income (expense):
Miscellaneous income	—	3
Interest expense	—	(2)
Interest income	—	3
Net loss	(194)	(506)
Preferred stock accretion	(154)	(136)
Net loss available to common stockholders	$(348)	$(642)

Basic and diluted net loss per share applicable to common stockholders	$(.02)	$(.04)
Number of shares used in computing basic and diluted net loss per share	17,699	17,502